EXHIBIT 8

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effected from the filing of the Schedule 13D/A on 9/17/25 to 10/13/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
10/13/2025	Sell	551,552	8.08